Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Awarded $8.2 Million Communications Systems Contract

NEWARK, N.Y. September 1, 2015 -- Ultralife Corporation (NASDAQ: ULBI) has been awarded a contract valued at approximately $8.2 million to supply its Soldier Radio Waveform (“SRW”) Vehicle Installed Power Enhanced Rifleman Appliqué (“VIPER”) systems to Thales Defense & Security, Inc., a global leader in the development, manufacture, and support of combat-proven, software-defined radio (SDR) equipment, for the U.S. Army. The majority of the shipments are expected to occur in 2016 with modest initial shipments beginning in late 2015.

The SRW-Appliqué is a single-channel radio system mounted within vehicles that will be added to the Army's current Single Channel Ground and Airborne Radio System (SINGARS) and operated by Army Brigade Combat Teams, permitting the transmission of voice messages and data between the squad- and team-level Joint Tactical Radio System Rifleman Radios and the Army's larger tactical communications network.

The Ultralife VIPER paired with the Rifleman Radio responds to the U.S. Army’s requirement for a radio system that can be installed into a variety of vehicular or stand-alone configurations. Operating in both UHF and L-band, VIPER paired with the Rifleman Radio provides soldiers with improved operational flexibility; access to the government's classified networks for secret and below operations; and enhanced interoperability with currently fielded radios. It also provides “jerk and run” access to the installed Rifleman Radio, enabling a quick transition between mounted and dismounted operations without losing communications.

“Following extensive development and testing in partnership with Thales, we are very pleased that our system has been selected as a critical component for the U.S. Army’s multi-phased modernization program providing enhanced digital voice and data communications to the dismounted soldier. This contract is an excellent illustration of our strategy of investing in product development and engineering ahead of revenue and the growing maturation of our pipeline of opportunities for our Communications Systems business,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “As we continue to develop new products across our business, our amplifier platform provides a technically advanced building block for the increasingly complex, secure integrated communications systems required for soldier modernization.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.